EXHIBIT 5

                                  LEGAL OPINION

                                  March 8, 2000


BrowseSafe.com, Inc.
335 West 9th Street, #100
Indianapolis, Indiana 46202

         RE:      Registration Statement on Form S-8 Relating to Consulting
                  Agreements

Ladies/Gentlemen:

         With respect to the Registration Statement on Form S-8 (the "Registration Statement"), filed by BrowseSafe.com, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 600,000 shares of the Company's common stock, par value of $0.001 per share, for issuance pursuant to the Confidential Investment Banking Consulting Agreement with Ronald Ardt and the Consulting Agreement with Len Shorkey (the "Consulting Agreements"), we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion the 600,000 shares covered by the Registration Statement in accordance with the terms stated in the Agreements and the Registration Statement, will be duly and legally authorized, issued and outstanding and will be fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

                                         Very truly yours,

                                         LOWE GRAY STEELE & DARKO, LLP


                                         /s/ Lowe Gray Steele & Darko, LLP
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